SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement
/_/ Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                   Surgical Laser Technologies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee Required.

/_/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    ____________________________________________________________________________

    2) Aggregate number of securities to which transaction applies:

    ____________________________________________________________________________

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ____________________________________________________________________________

    4) Proposed maximum aggregate value of transaction:

    ____________________________________________________________________________

    5) Total fee paid:

    ____________________________________________________________________________

/_/ Fee paid previously with preliminary materials.

/_/ Check box if any part of the fee is offset as provided by the Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid: _________________________________________________

    2) Form, Schedule or Registration Statement No. ____________________________

    3) Filing Party: ___________________________________________________________

    4) Date Filed: _____________________________________________________________

                                     [LOGO]


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                               DECEMBER 18, 1998

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Surgical Laser Technologies, Inc., a Delaware corporation (the "Company"), will be held on Friday, December 18, 1998 at 9:30 a.m., local time, at the offices of the Company's counsel, Duane, Morris & Heckscher LLP, 4200 One Liberty Place, 1650 Market Street, Philadelphia, Pennsylvania 19103, for the following purposes:

          1. To consider and act upon a proposal to amend the Company's Restated Certificate of Incorporation to effect a reverse stock split in which each five shares of issued Common Stock, par value $.01 per share, of the Company, whether issued and outstanding or held in treasury, will be reclassified and changed into one share of new Common Stock, par value $.01 per share, of the Company.

          2. To transact such other business as may properly come before the meeting and any adjournment thereof.

     Only stockholders of record at the close of business on November 13, 1998 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                          By Order of the Board of Directors,


                                          Davis Woodward
                                          Secretary


Montgomeryville, Pennsylvania
November 16, 1998

                       SURGICAL LASER TECHNOLOGIES, INC.
              PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Surgical Laser Technologies, Inc. (the "Company") for use at the Special Meeting of Stockholders to be held Friday, December 18, 1998 at 9:30 a.m., local time, and at any adjournment thereof (the "Special Meeting"), for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. The Special Meeting will be held at the offices of the Company's counsel, Duane, Morris & Heckscher LLP, 4200 One Liberty Place, 1650 Market Street, Philadelphia, Pennsylvania 19103. The Company's executive offices are located at 147 Keystone Drive, Montgomeryville, Pennsylvania 18936. The Company's telephone number at that location is (215) 619-3600.

     These proxy solicitation materials were first mailed on or about November 16, 1998 to all stockholders entitled to vote at the Special Meeting.

RECORD DATE AND PRINCIPAL SHARE OWNERSHIP

     Stockholders of record at the close of business on November 13, 1998 are entitled to receive notice of and to vote at the Special Meeting. At the record date, 9,889,527 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock") were issued and outstanding.

     As of November 13, 1998, the following persons were known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock:

                                                        NUMBER OF       PERCENT
                 NAME AND ADDRESS                        SHARES         OF CLASS
                 ----------------                       ---------       --------
Kontron Instruments Holding N.V...................       695,652          7.03%
Julianaplein 22
Curacao, Netherlands Antilles

Steven T. Newby...................................       601,801          6.09%
6116 Executive Boulevard, Suite 701
Rockville, MD 20852

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person. Any such notice of revocation should be sent to: Surgical Laser Technologies, Inc., 147 Keystone Drive, Montgomeryville, Pennsylvania 18936, attention: Davis Woodward, Secretary.

VOTING AND SOLICITATION

     On all matters presented to the Company's stockholders for a vote, the holders of Common Stock vote as a single class, and the holder of each share of Common Stock is entitled to one vote per share. The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock is required for approval of the proposal (the "Proposal") to amend the Company's Restated Certificate of Incorporation to effect a reverse stock split (the "Reverse Split") in which each five shares of issued Common Stock, whether issued and outstanding or held in treasury, will be reclassified and changed into one share of new common stock, par value $.01 per share (the "New Common Stock"). Abstention from voting and broker non-votes will have the practical effect of voting against the Proposal since an abstention represents one less vote for the Proposal.

     The cost of this solicitation will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited on behalf of the Company by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the 1999 Annual Meeting of Stockholders must be received by the Company no later than February 25, 1999 in order that they may be included, subject to compliance with applicable federal securities laws and regulations, in the proxy statement and form of proxy relating to the Annual Meeting.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of the Common Stock of the Company as of November 13, 1998 by each director, the Company's chief executive officer and the other three executive officers of the Company whose annual salary and bonus in 1997 exceeded $100,000 and by all directors and executive officers as a group. The persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable, and the information contained in the table and notes thereto.

                                                              SHARES BENEFICIALLY OWNED
                                                             ----------------------------
                        NAME                                  NUMBER              PERCENT
                        ----                                 ---------            -------
Richard J. DePiano...................................          312,250(1)           3.11%
Jay L. Federman......................................          302,703(2)           3.04%
Sheldon M. Bonovitz..................................          241,131(3)           2.42%
W. Keith Stoneback...................................          220,000(4)           2.18%
Davis Woodward.......................................          116,447(5)           1.17%
Michael R. Stewart...................................          114,796(6)           1.15%
Vincenzo Morelli.....................................           50,000(7)              *
Glenn H. Stahl.......................................           33,000(8)              *
All directors and executive officers as a group (8
  persons)...........................................        1,390,327(9)          13.06%

------------------
 *  Less than one percent.

(1) Includes 147,250 shares which Mr. DePiano has the right to acquire under outstanding stock options exercisable within 60 days after November 13, 1998. Also includes 90,000 shares owned by Mr. DePiano's wife. Mr. DePiano disclaims beneficial ownership of such 90,000 shares.

(2) Includes 68,500 shares which Dr. Federman has the right to acquire under outstanding stock options exercisable within 60 days after November 13, 1998 and 12,499 shares owned by Dr. Federman's child. Dr. Federman disclaims beneficial ownership of such 12,499 shares.

(3) Includes 87,250 shares which Mr. Bonovitz has the right to acquire under outstanding stock options exercisable within 60 days after November 13, 1998, 25,027 shares owned by Mr. Bonovitz' wife and 29,238 shares owned by trusts of which Mr. Bonovitz is trustee for the benefit of Mr. Bonovitz' children. Mr. Bonovitz disclaims beneficial ownership of the 48,265 shares owned by his wife and such trusts. Also includes 29,119 shares owned by the Marital Trust Under the Will of Robert H. Fleisher, Deceased. Mr. Bonovitz is one of the four trustees of such trust and disclaims beneficial ownership of such 29,119 shares. Also includes 25,500 shares owned by a pension trust of which Mr. Bonovitz is the beneficiary.

(4) Includes 200,000 shares which Mr. Stoneback has the right to acquire under outstanding stock options exercisable within 60 days after November 13, 1998.

(5) Includes 92,533 shares which Mr. Woodward has the right to acquire under outstanding stock options exercisable within 60 days after November 13, 1998.

(6) Includes 108,366 shares which Mr. Stewart has the right to acquire under outstanding stock options exercisable within 60 days after November 13, 1998.

(7) Includes 15,000 shares held of record by Olive Branch Corp., a Liberian corporation controlled by members of Mr. Morelli's family. Mr. Morelli disclaims beneficial ownership of such shares. Also includes 30,000 shares which Mr. Morelli has the right to acquire under outstanding stock options exercisable within 60 days after November 13, 1998.

(8) Represents 8,000 shares owned jointly with his spouse and 25,000 shares which Mr. Stahl has the right to acquire under outstanding stock options exercisable within 60 days after November 13, 1998.

(9) Includes 758,899 shares which such persons have the right to acquire under stock options exercisable within 60 days after November 13, 1998.

              PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT THE ONE-FOR-FIVE REVERSE
                               COMMON STOCK SPLIT

     On November 13, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $0.44 per share. As discussed below, the recent per share price of the Common Stock has raised concerns that the Common Stock may be delisted from the Nasdaq National Market. In addition, the Board of Directors believes that the recent per share price of the Common Stock has affected the marketability of the existing shares, increased the amount and percentage of transaction costs paid by individual stockholders, and affected the potential ability of the Company to raise capital by issuing additional shares. The Company believes there are several reasons for these effects, as summarized below.

     As a means of increasing the market price of the Common Stock to a level sufficient to maintain the listing of the Common Stock on the Nasdaq National Market, improving marketability of the Common Stock, reducing the stockholders' transaction costs, increasing the number of shares available for future issuances, and other considerations, on October 12, 1998, the Board of Directors approved, subject to the stockholder approval solicited hereby, a proposal to amend the Restated Certificate of Incorporation to effect the Reverse Split.

     Although the Company's Board of Directors believes as of the date of this Proxy Statement that the one-for-five Reverse Split is advisable, the Reverse Split may be abandoned by the Board of Directors at any time before, during, or after the Special Meeting. In addition, depending upon prevailing market conditions, the Board of Directors may deem it advisable to implement the Reverse Split and concurrently declare a stock-for-stock dividend in a ratio to be determined, the latter of which does not require stockholder approval. Depending upon the amount of any such stock-for-stock dividend, this would partially offset the decrease in the number of issued shares resulting from the one-for-five Reverse Split, potentially to the extent that the result will be the same as if a one-for-four, one-for-three, one-for-two, or other reverse stock split ratio had been approved by the Company's stockholders. The net effect of implementation of the Reverse Split and any subsequent dividend declarations described herein will not result in more than five shares being surrendered for each such share of New Common Stock.

REASONS FOR THE REVERSE SPLIT PROPOSAL

     The trading market for the Common Stock is currently the Nasdaq National Market. One of the requirements for continued listing on the Nasdaq National Market is a minimum bid price of $1 per share. On August 19, 1998, the Company received a letter from Nasdaq stating that the Common Stock would be delisted from the Nasdaq National Market at the opening of business on November 18, 1998 if, during the period from August 19, 1998 to November 16, 1998, the closing bid price of the Common Stock is not at least $1 for a minimum of ten consecutive trading days. From August 19, 1998 to date, the closing bid price of the Common Stock has remained below $1. If the Common Stock were delisted from the Nasdaq National Market for failure to meet the minimum share price requirement, it would probably also fail to meet the $1 minimum share price requirement for continued listing on the Nasdaq SmallCap Market, and as a result would trade on the OTC Bulletin Board.

     The Board of Directors believes that the delisting of the Common Stock from the Nasdaq National Market would have a negative impact on the marketability of the Common Stock and the prestige of the Company in the financial community. In addition, it would result in the Company no longer qualifying for certain exceptions from most state securities laws. The Company anticipates that the increased share price expected to result from the Reverse Split will enable the Company to meet the minimum share price requirement for continued listing of the New Common Stock on the Nasdaq National Market. However, there can be no assurance that the market price of the New Common Stock will increase to at least $1 per share after the Reverse Split, or even if it does, that the Company will be able to maintain the listing of the New Common Stock on the Nasdaq National Market.

     In addition, the Board of Directors believes that the relatively low per share market price of the Common Stock may impair the acceptability of the Common Stock to certain institutional investors and other members of the investing public. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the stock, the type of investor who acquires it, or the Company's reputation in the financial community. However, in practice this is not necessarily the case, as certain investors view low-priced stock as unattractive or, as a matter of policy, will not extend margin credit on stock trading at low prices, although certain other investors may be attracted to low-priced stock because of the greater trading volatility sometimes associated with such securities. Many brokerage houses are reluctant to recommend lower-priced stock to their clients or to hold it in their own portfolios. Further, a variety of brokerage house policies and practices discourage individual brokers within those firms from dealing in low-priced stock because of the time-consuming procedures that make the handling of low-priced stock unattractive to brokerage houses from an economic standpoint.

     Also, since the broker's commissions on low-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, the current share price of the Common Stock can result in individual stockholders paying transaction costs (commissions, markups, or markdowns) which are a higher percentage of their total share value than would be the case if the share price were substantially higher. This factor is also believed to limit the willingness of institutions to purchase the Common Stock at its current relatively low per share market price. On the other hand, if implemented, the Reverse Split may result in some stockholders owning "odd-lots" of less than 100 shares of New Common Stock. Brokerage commissions and other costs of transactions in odd-lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

     The Board of Directors believes that the decrease in the number of shares outstanding as a consequence of the proposed Reverse Split and the resulting anticipated increased price level of the New Common Stock compared to the Common Stock will encourage greater interest in the New Common Stock compared to the Common Stock by the financial community and the investment public and possibly promote greater liquidity for the Company's stockholders, although it is possible that such liquidity could be affected adversely by the reduced number of shares outstanding after the Reverse Split. Also, although any increase in the market price of the New Common Stock resulting from the Reverse Split may be proportionately less than the decrease in the number of shares outstanding, the proposed Reverse Split could result in a market price for the shares that would be high enough to overcome the reluctance, policies and practices of brokerage houses and investors referred to above and to diminish the adverse impact of correspondingly higher trading commissions on the market for the shares.

     There can be no assurance, however, that the foregoing effects will occur or that the market price of the New Common Stock immediately after implementation of the proposed Reverse Split will be maintained for any period of time, that such market price will approximate five times (or some other multiple of) the market price of the Common Stock before the proposed Reverse Split, or that such market price of the New Common Stock will exceed or remain in excess of the current market price of the Common Stock.

     Another effect of the Reverse Split is to increase the number of shares available for future issuances. The Company is authorized to issue 30,000,000 shares of Common Stock. As of November 13, 1998, 9,889,527 shares of Common Stock, and options and warrants to purchase an additional 2,345,721 shares of Common Stock, were outstanding. The Reverse Split, by decreasing the number of outstanding shares of Common Stock and the number of shares of Common Stock the holders of outstanding options and warrants are entitled to purchase, but not changing the number of authorized shares, will have the effect of increasing the number of shares available for future issuances.

     If the Reverse Split is approved, the total number of shares of Common Stock held by each stockholder would be converted automatically into a right to receive a number of shares of New Common Stock equal to the number of shares of Common Stock owned immediately prior to the Reverse Split divided by five. No fractional shares or scrip would be issued and, in lieu thereof, each stockholder who would otherwise have been entitled to a fraction of a share of New Common Stock would be paid an amount in cash determined by multiplying such fraction by the last reported sale price of New Common Stock on the Nasdaq National Market on the first day of trading after the Effective Time (as hereinafter defined).

     Approval of the Reverse Split would not affect any stockholder's percentage ownership interest in the Company or proportional voting power, except for minor differences resulting from fractional shares. The Reverse Split should not reduce the number of stockholders of the Company other than stockholders owning fewer than five shares of Common Stock. The shares of New Common Stock that will be issued upon approval of the Reverse Split will be fully paid and nonassessable. The voting rights and other privileges of the holders of Common Stock would not be substantially affected by adoption of the Reverse Split or subsequent implementation thereof. If for any reason the Board of Directors deems it advisable to do so, the Reverse Split may be abandoned by the Board of Directors at any time before, during, or after the Special Meeting and prior to filing of the amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, pursuant to Section 242(c) of the Delaware General Corporation Law, without further action by the stockholders of the Company. In addition, the effect of the Reverse Split may be partially offset if the Board of Directors elects to declare a stock-for-stock dividend as described above.

EFFECTIVE TIME

     If the Reverse Split is approved by the stockholders at the Special Meeting, and upon a determination by the Board of Directors that the Reverse Split is in the best interest of the Company and its stockholders, an amendment to Article Four of the Restated Certificate of Incorporation would be filed with the Secretary of State of the State of Delaware on any date selected by the Board of Directors on or prior to the Company's next Annual Meeting of Stockholders, provided that the Reverse Split would become effective as of 5:00 p.m. New York City time on the date of such filing (the "Effective Time"). Without any further action on the part of the Company or the stockholders, the shares of Common Stock held by stockholders of record as of the Effective Time will be converted at the Effective Time into the right to receive a number of shares of New Common Stock equal to the number of their shares of Common Stock divided by five, with cash paid in lieu of any fractional share.

EXCHANGE OF STOCK CERTIFICATES

     As soon as practicable after the Effective Time, the Company will send a letter of transmittal to each stockholder of record at the Effective Time for use in transmitting certificates representing shares of Common Stock ("old certificates") to the Company's transfer agent, American Stock Transfer and Trust Company (the "Exchange Agent"). The letter of transmittal will contain instructions for the surrender of old certificates to the Exchange Agent in exchange for certificates representing the appropriate number of whole shares of New Common Stock and cash in lieu of any fractional share. No new certificates will be issued to a stockholder until such stockholder has surrendered all old certificates together with a properly completed and executed letter of transmittal to the Exchange Agent.

     Upon proper completion and execution of the letter of transmittal and return thereof to the Exchange Agent, together with all old certificates, stockholders will receive a new certificate or certificates representing the number of whole shares of New Common Stock into which their shares of Common Stock represented by the old certificates have been converted as a result of the Reverse Split and cash in lieu of any fractional share. Until surrendered, outstanding old certificates held by stockholders will be deemed for all purposes to represent the number of whole shares of New Common Stock to which stockholders are entitled as a result of the Reverse Split. Stockholders should not send their old certificates to the Exchange Agent until they have received the letter of transmittal. Shares not presented for surrender as soon as is practicable after the letter of transmittal is sent shall be exchanged at the first time they are presented for transfer.

     No service charge will be payable by stockholders in connection with the exchange of certificates, all expenses of which will be borne by the Company.

EFFECT OF THE REVERSE SPLIT

     If the Reverse Split is approved at the Special Meeting and the Company's Board of Directors subsequently determines that it is advisable to proceed with the Reverse Split, the result (without giving effect to the stock dividend, if any, referred to above) would be that each Company stockholder who owns five or more shares of Common Stock will receive one share of New Common Stock for each five shares of Common Stock held at the Effective Time, and, if such stockholder would otherwise be entitled to receive a fractional share of New Common Stock, cash in lieu of the issuance of such fractional share. Each Company stockholder who owns fewer than five shares of Common Stock at the Effective Time will be entitled to receive cash in lieu of receiving a fractional share resulting from the Reverse Split.

     If the Reverse Split is implemented, no stock-for-stock dividend is declared, and no shares, options, or warrants are issued between November 13, 1998 and the Effective Time, at the Effective Time approximately 1,977,905 shares of New Common Stock will be outstanding, approximately 469,144 shares will be reserved for issuance upon exercise of outstanding options and warrants, and approximately 27,552,951 shares will be available for future issuances.

     Stockholders who do not vote in favor of the Proposal will have no appraisal rights under Delaware law or under the Company's Restated Certificate of Incorporation or Bylaws in connection with the Reverse Split.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material anticipated Federal income tax consequences of the Reverse Split to stockholders of the Company. This summary is based on the Federal income tax laws now in effect and as currently interpreted; it does not take into account possible changes in such laws or interpretations, including amendments to applicable statutes, regulations, and proposed regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. This summary is provided for general information only and does not purport to address all aspects of the possible Federal income tax consequences of the Reverse Split and IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. In particular, and without limiting the foregoing, this summary does not consider the Federal income tax consequences to stockholders of the Company in light of their individual investment circumstances or to holders subject to special treatment under the Federal income tax laws (for example, life insurance companies, regulated investment companies, and foreign taxpayers). The summary does not address any consequence of the Reverse Split under any state, local, or foreign tax laws.

     No ruling from the Internal Revenue Service ("Service") or opinion of counsel will be obtained regarding the Federal income tax consequences to the stockholders of the Company as a result of the Reverse Split. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

     The Company believes that the Reverse Split would be a tax-free recapitalization to the Company and its stockholders. If the Reverse Split qualifies as a recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, a stockholder of the Company who exchanges his or her Common Stock solely for New Common Stock should recognize no gain or loss for Federal income tax purposes. A stockholder's aggregate tax basis in his or her shares of New Common Stock received from the Company should be the same as his or her aggregate tax basis in the Common Stock exchanged therefor. The holding period of the New Common Stock received by such stockholder should include the period during which the Common Stock surrendered in exchange therefor was held, provided all such Common Stock was held as a capital asset at the Effective Time.

     Cash received by a stockholder in lieu of a fractional share is treated as if the Company had actually issued the fractional share and redeemed it for cash. A portion of the stockholder's aggregate tax basis in the Common Stock is allocated to the fractional share of New Common Stock. Gain or loss is recognized, measured by the difference between the cash received in lieu of the fractional share and the basis allocated to it, and such gain or loss will be a capital gain or loss if the Common Stock was held as a capital asset at the Effective Time.

VOTE REQUIRED

     In order to effect the Reverse Split, the Restated Certificate of Incorporation must be amended, which requires, under Delaware law, the affirmative vote of holders of a majority of the outstanding shares of Common Stock.

     The Board of Directors recommends that you vote FOR the proposal to amend the Restated Certificate of Incorporation to effect the one-for-five Reverse Split.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the Special Meeting. If any other matters properly come before the Special Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

     It is important that your stock be represented at the Special Meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy in the envelope which has been enclosed.

                                          By Order of the Board of Directors,

                                          Davis Woodward
                                          Secretary

November 16, 1998

                        SURGICAL LASER TECHNOLOGIES, INC.
                                  COMMON STOCK
          PROXY FOR SPECIAL MEETING OF STOCKHOLDERS, DECEMBER 18, 1998
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       The undersigned hereby constitutes and appoints W. Keith Stoneback and Davis Woodward, and each or either of them, proxies of the undersigned, with full power of substitution, to vote all shares of the Common Stock of Surgical Laser Technologies, Inc. ("the Company") which the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held at the offices of the Company's Counsel, Duane, Morris & Heckscher LLP, 4200 One Liberty Place, 1650 Market Street, Philadelphia, Pennsylvania on December 18, 1998, at 9:30 a.m., local time, and at any adjournments thereof as follows.

       This proxy when properly executed will be voted as directed. If no direction is indicated, this proxy will be voted for proposal (1).

                   (Continued and to be signed on other side)

/X/  Please mark your
     votes as in this
     example.

                                                                                    FOR    AGAINST    ABSTAIN
                           1. Proposal to approve an amendment to the             |     |  |     |     |    |
                              Company's Restated Certificate of Incorporation     |     |  |     |     |    |
                              to effect a reverse stock split in which each five
                              shares of issued Common Stock will be  reclassifed
                              and changed into one share of new Common Stock.

                              In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment, postponement or continuation thereof.

                              This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR the approval of the amendment of the Company's Restated
                              Certificate of Incorporation.

                              PLEASE, MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                              PRE-PAID ENVELOPE.

SIGNATURE ___________________________ DATE ___________  ______________________________ DATE_____________, 1998
                                                           SIGNATURE IF HELD JOINTLY

Note: This proxy should be dated and signed by the stockholder exactly as his or her name appears above and returned promptly using the enclosed pre-paid envelope. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
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